Exhibit 10.27

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 15, 2007, by and between COLONY RESORTS LVH ACQUISITIONS, LLC, a Nevada limited liability company d/b/a Las Vegas Hilton (the “Company”), and JOSEPH DEROSA (“Executive”).

WITNESSETH:

WHEREAS, the Company hereby employs Executive, and Executive hereby accepts employment from the Company in the capacity of Executive Vice President of Gaming Operations.

WHEREAS, Executive and the Company now desire to embody in this Agreement the terms and conditions of Executive’s employment with the Company, which terms and conditions shall supersede any prior oral and written agreements, arrangements and understandings relating to Executive’s employment.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. SERVICES AND DUTIES. The Company hereby employs Executive, and Executive hereby accepts employment with the Company in the capacity of Executive Vice President of Gaming Operations. Executive shall be a full-time employee of the Company and shall dedicate all of Executive’s working time to the Company. During the Term of this Agreement, Executive shall have no other employment and no other business ventures, activities or relationships without first obtaining express written authorization from the Company. Such authorization may be granted or denied in the sole discretion of the Company. Executive shall report to the Chief Executive Officer and General Manager, and shall be responsible for all gaming operations (table games and race book) and table games marketing for the Company. Beginning April 1, 2007, Executive shall further become responsible for the slot operations of the Company. Executive shall also perform such duties as are required by the Company and normally associated with Executive’s position, together with such additional duties, commensurate with Executive’s position, as may be assigned to Executive from time to time by the Company. Executive shall perform his duties and responsibilities at the Company’s offices in Las Vegas; provided, however, that the Company shall have the right to require Executive to travel as necessary to perform Executive’s duties and responsibilities.

2. TERM. The term of this Agreement shall be for a period of three (3) years (the “Initial Term”), beginning on October 15, 2007 (the “Commencement Date”), subject to earlier termination pursuant to Section 6 herein. Following the Initial Term, this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term”), unless the Company shall have provided to Executive or the Executive shall have provided to the Company at least one hundred eighty (180) days’ written notice of non-renewal, in which event this Agreement shall expire at the end of the Initial Term or Renewal Term, as applicable. The Initial Term and all Renewal Terms shall be referred to as the “Term” of this Agreement.

3. COMPENSATION.

(a) Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive a salary at the rate of Three Hundred Thousand Dollars ($300,000.00) per annum (the “Base Salary”), payable in such installments as the Company pays its similarly placed executives, subject to usual and customary deductions for withholding taxes and similar charges, and customary contributions to health and welfare programs in which Executive is enrolled. The Base Salary may be reviewed in accordance with Executive’s annual performance evaluation and adjusted at the Company’s sole discretion.

(b) Bonus Compensation. Executive shall be eligible for an annual bonus applicable to Executive’s position. The decision to award a bonus and the amount thereof is in the sole discretion of the Company. Annual bonus payments hereunder shall be paid by the Company on the date such bonuses are paid to similarly situated executives of the Company.

(c) Relocation Expenses. The Company will reimburse Executive up to $15,000 in reasonable moving expenses incurred by Executive in relocating to Las Vegas, Nevada; provided that Executive must obtain and submit to the Company bids from three moving or relocation businesses and use the lowest of the three bids.

4. BENEFITS. Executive is entitled to all the usual benefits offered to executives at Executive’s level, including paid vacation in accordance with the Company’s vacation policy, sick time, participation in the Company’s sponsored medical, dental and insurance programs, as well as the ability to participate in any Company retirement savings plan (the “Benefit Plans”), subject to the limitations imposed by the terms of such plans. To the extent permitted by the terms of each Benefit Plan, Executive shall be eligible to participate in each Benefit Plan in accordance with the terms and conditions of such plan. The Company agrees to pay Executive’s medical coverage under COBRA to allow Executive to continue Executive’s current group medical plan for up to one (1) year after the Commencement Date, to the extent such coverage remains available through COBRA.

5. LICENSING REQUIREMENTS. Executive hereby covenants and agrees that, at all times during the Term of this Agreement, Executive shall keep and maintain, in full force and effect, any and all licenses, permits or work authorizations that may be required by any Federal, State or local government agency (the “License Requirements”), including, but not limited to, any casino gaming regulatory agency having jurisdiction over Executive or the Company necessary for Executive to perform Executive’s duties hereunder.

6. TERMINATION. Executive’s Employment with the Company may be terminated (a) by the Company for Cause (as defined below); (b) by the Company at any time without Cause; (c) by Executive at any time for Good Reason (as defined below), (d) by Executive at any time without Good Reason, (e) upon Executive’s death or disability, (f) by Executive upon the sale or acquisition of the Company (as set forth in Section 6(e) below),or (g) upon the expiration of the Term.

(a) Cause. “Cause “ shall mean the following: (i) illegal, immoral or unethical conduct, including, but not limited to, fraud, embezzlement or other dishonest behavior in the performance of Executive’s duties; (ii) material breach by Executive of any of the terms of this Agreement; (iii) a determination by any gaming regulatory authority that Executive is not deemed fit for licensure whether or not such a license is actually needed by Executive to perform Executive’s duties under this Agreement in the jurisdiction Executive’s employment is located; (iv) material breach of any rule, policy or directive of the Company, including, but not limited to, the Company’s policy against sexual and other illegal harassment, the Company’s policy against illegal discrimination, and the Company Code of Conduct; (v) willful neglect of duties; (vi) use, possession and/or sale of illegal drugs at any time (whether on or off duty) and in any location (whether on or off Company premises); (vii) abuse of alcohol, including, but not limited to, reporting to or engaging in work under the influence of alcohol; or (viii) any conduct that materially injures the reputation or business of the Company.

If Executive’s employment with the Company is terminated by the Company for Cause prior to the end of the Term, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary and accrued and unused vacation pay through the date of such termination.

(b) Good Reason. “Good Reason” shall mean, without Executive’s written consent, a willful and material breach by the Company of its obligations under this Agreement. Executive shall not terminate Executive’s services hereunder for “Good Reason” unless (i) Executive provides the Company written notice pursuant hereto stating with specificity the respects in which Executive believes the Company to have breached its obligations under this Section 6 and (ii) within thirty (30) days following the date of such notice the Company shall not have cured such breach.

If Executive’s employment with the Company is terminated by Executive without Good Reason prior to the end of the Term, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary and accrued and unused vacation pay through the date of such termination.

(c) Without Cause or For Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the Term of this Agreement then Executive shall be entitled to receive (i) accrued but unpaid Base Salary and accrued and unused vacation pay through the date of such termination, (ii) continuation of coverage under the Company’s medical plan until the earlier of the date on which the Executive first becomes eligible for coverage under the group medical and dental plans of a new employer or six (6) months from the date of termination, and (iii) an amount equal to one (1) year’s Base Salary (at Executive’s then-current rate). The amount determined pursuant to this Paragraph 6(c) shall be paid in a single lump sum within ten (10) business days following the execution of the general release referred to in Paragraph 6(f). In the event Executive’s employment is terminated, either voluntarily or involuntarily, at the end of the Term as a result of non-renewal by Executive, Executive shall not be entitled to any severance payment or continuation of medical coverage.

Executive agrees that in the event this Agreement is terminated by the Company without Cause or by the Executive for Good Reason, the payments pursuant to this Paragraph 6(c) shall be the sole payment to be made to Executive as a result of said termination. Executive acknowledges that Executive has been advised and expressly agrees that it is the Company’s policy that payment of annual or other bonuses by the Company is completely a matter of discretion, and Executive agrees that in the event of Executive’s termination by the Company without Cause or by Executive for Good Reason, Executive has no legal right to the payment of any bonus whatsoever, whether in whole or in part. Aside from the payments set forth in this Paragraph 6(c), the Company shall not be obligated to provide any other payments or benefits to Executive.

(d) Death or Disability. If Executive’s employment is terminated as a result of Executive’s death or disability preventing the performance of the Executive’s duties with reasonable accommodation for more than ninety (90) continuous days or more than one hundred eighty (180) days in any twelve (12) month period, Executive, or Executive’s beneficiaries, shall be entitled to receive an amount equal to the sum of (i) accrued but unpaid Base Salary and accrued and unused vacation pay through the date of such termination, and (ii) three (3) months Base Salary. The amount determined pursuant to this Paragraph 6(d) shall be paid in a single lump sum within ten (10) business days following the first Company payroll date following the execution of the general release referred to in Paragraph 6(f).

(e) Sale or Acquisition of the Company. During the Term, in the event the Company is sold to, or otherwise acquired by, any entity totally unrelated to the Company, and Executive is offered and accepts comparable employment with the acquiring entity, Executive shall not be entitled to any payments pursuant to Paragraph 6(c). However, the Company shall pay Executive the payments set forth in Section 6(c) upon any of the following: (i) if the acquiring entity does not extend Executive an offer of comparable employment, (ii) if Executive decides, in his sole discretion, to not accept employment with the acquiring entity or (iii) if Executive is subsequently terminated by the acquiring entity without cause at any time within six (6) months of the date of sale or acquisition. An Initial Public Offering (“IPO”) involving the Company and any related entity shall not be considered a “sale or acquisition” within the meaning of this Paragraph. The sale of the Company to, or acquisition of the Company by, any entity related to the Company shall not entitle Executive to any payments pursuant to Paragraph 6(c) or this Paragraph 6(e).

(f) Release. Notwithstanding any other provision of this Agreement to the contrary, any payments or benefits provided pursuant to Section 6, including, but not limited to, the payments referred to in Paragraphs 6(c), 6(d), or 6(e), shall be contingent upon Executive (or Executive’s legal representatives, as applicable) executing a general release agreement (in a form provided by the Company) (the “Release Agreement”) for the release of any and all claims, liabilities, judgments and expenses (including attorneys’ fees) against the Company, its affiliates, successors and assigns, and officers, directors, agents and employees of each of them. The release shall cover any and all claims arising from Executive’s employment with the Company (or its successors) or the termination of such employment; provided, that the Release Agreement shall not release any rights or claims that Executive may have for (i) severance payments and benefits pursuant to this Section 6, or (ii) vested rights or benefits under the Company’s employee benefit plans.

7. RESTRICTIVE COVENANT.

(a) Non-Competition. Except as provided below, during the Term and for the six-month period immediately following the date of termination of Executive’s employment, whether said termination is voluntary or involuntary, Executive shall not, directly or indirectly, (i) engage in a competing business for Executive’s own account within one hundred (100) miles of Las Vegas, Nevada (the “Restricted Area”); or (ii) enter the employ of, render any consulting services to, or obtain any equity interest in (as an individual, partner, member, shareholder, officer, director, principal, agent, trustee or consultant) any entity that competes with the Company, or its subsidiaries or successors, in the business of owning, managing or developing casinos in the Restricted Area; provided, however, Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or market if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own five (5%) percent or more of any class of securities of such entity. In the event Executive’s employment is terminated, either voluntarily or involuntarily, at the end of the Term as the result of non-renewal by either party, the restrictions contained in this Section 7(a) shall not be in effect.

(b) Solicitation of Employees, etc. During the Term and for the one-year period immediately following the date of termination of Executive’s employment, whether said termination is voluntary or involuntary, Executive shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company (or any of its successors, assigns, subsidiaries or affiliates) to terminate his, her or its employment or other relationship with the Company (or any of its successors, assigns, subsidiaries or affiliates), or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company (or any of its successors, assigns, subsidiaries or affiliates) for any reason.

(c) Solicitation of Clients, etc. During the Term and for the one-year period immediately following the date of termination of Executive’s employment, whether said termination is voluntary or involuntary, Executive shall not, directly or indirectly solicit or induce (i) any customers or clients of the Company (or its successors, assigns, subsidiaries or affiliates), or (ii) any vendors, suppliers or consultants then under contract to the Company (or its successors, assigns, subsidiaries or affiliates), to terminate his, her or its relationship with the Company (or its successors, assigns, subsidiaries or affiliates), for the purpose of associating or doing business with any competitor of the Company or for any other purpose.

(d) Disparaging Comments. During the Term and thereafter, Executive agrees not to make any disparaging or defamatory comments regarding the Company, its employees or agents. The obligations of Executive hereunder shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

8. CONFIDENTIALITY; PROPRIETARY INFORMATION.

(a) All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the term of Executive’s employment or thereafter, without the Company’s prior written consent, disclose to any other person or business entity any such information or any trade secrets, plans or other information or data, in whatever form, concerning the Company or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive disclose to any third party or utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive’s employment by the Company. In addition, as part of Executive’s employment Executive will be required to acknowledge and sign appropriate confidentiality policy and nondisclosure agreements. Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on Executive’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. This confidentiality provision shall survive the termination of this agreement.

(b) All inventions, developments or improvements written or otherwise made by Executive which relate to the business of the Company shall be the exclusive property of the Company. Executive shall sign all instruments necessary for the filing and prosecution of any applications for or extension or renewals of letters patent of the United States or any foreign country which the Company desires to file. All materials written or developed by Executive, and all other copyrightable work by Executive relating to the Company’s business created during the term of this Agreement, is intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company.

9. ASSIGNMENT. Executive shall have no right to assign this Agreement or delegate Executive’s duties hereunder to anyone. Any purported assignment or delegation by Executive in violation of this Section 9 shall be null and void and of no force or effect. The Company shall have the right to assign this Agreement freely; provided the assignee assumes the obligations of the Company hereunder.

10. ARBITRATION. Except for actions in court for injunctive relief to enforce the provisions of Sections 7 and/or 8 of this Agreement, the parties expressly agree that any and all disputes between them, whether arising out of this Agreement or any aspect of the employment relationship or termination thereof or pertaining to any other matter, shall be resolved by final and binding arbitration in Nevada before an arbitrator mutually agreed to by the parties or, failing said agreement, appointed pursuant to the National Employment Dispute Resolution Rules of the American Arbitration Association (“the Rules”). Said arbitration shall be conducted pursuant to the Rules. Each party shall bear its own costs and attorneys’ fees in said arbitration, except in the event the arbitrator awards attorney’s fees and costs to either party. The claims subject to arbitration hereunder include, but are not limited to, any and all claims for employment discrimination based on sex, race, color, national origin, age, disability, sexual orientation, religion or any other protected characteristic, any and all claims for sexual or other illegal harassment, any and all claims for whistleblowing, wrongful termination, wrongful denial of benefits, failure to provide proper compensation or benefits, breach of contract, breach of promise, fraud, misrepresentation, intentional or negligent infliction of emotional distress, and/or defamation. This agreement to arbitrate applies to any and all claims under any federal, state, or local statute, constitution or ordinance, including, but not limited to, the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Employee Retirement Income Security Act (“ERISA”), the Fair Labor Standards Act (“FLSA”), the Nevada Fair Employment Practices Act, the Family and Medical Leave Act (“FMLA”), the Americans with Disabilities Act (“ADA”), the Sarbanes-Oxley Act, the United States Constitution, and the Nevada Constitution. Notwithstanding any other provision of this Agreement, including the Choice of Law provision set forth in Paragraph 11(a) below, any and all demands for arbitration, regardless of the nature of the dispute or the law relied upon, must be filed within ONE YEAR of the date the claim arose or they shall be forever barred. This limitations period shall have precedence over the limitations period that would otherwise apply to the claim by virtue of statute, constitution or common law. The parties expressly waive their right to a trial by jury on any or all claims or causes of action that are subject to this arbitration provision.

11. GENERAL.

(a) This Agreement shall be construed and governed by the laws of the State of Nevada (except for the limitations period referred to in Section 10 above which in all cases subject to arbitration shall be one year), without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

(b) If any provision of this Agreement should be wholly or partially invalid, unenforceable or unlawful, then this Agreement shall be severable in respect of the provision in question (to the extent that it is invalid, unenforceable or unlawful), and the remaining provisions of this Agreement shall continue in full force and effect. This Agreement constitutes the entire understanding between the parties and shall supersede any and all other understandings, oral or written. No addition to, or modification of, this Agreement shall be of any force or effect unless in writing and signed by or on behalf of both parties.

(c) The several rights and remedies provided for in the Agreement shall be construed as being cumulative, and no one of them shall be deemed to exclusive of the others or of any right or remedy allowed by law. No waiver by the Company or Executive of any failure by Executive or the Company, respectively, to keep or perform any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision.

(d) Unless expressly provided herein or therein, the expiration of the Term shall not alter or affect any rights or obligations of the Company or Executive under any other agreement or plan.

(e) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

12. EXECUTIVE REPRESENTATION & ACCEPTANCE. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

13. NOTICES. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO EMPLOYER:

Colony Resorts LVH Acquisitions, LLC

c/o The Las Vegas Hilton

3000 Paradise Road

Las Vegas, NV 89109

Attn: General Counsel

Facsimile: 702-732-5927

TO EXECUTIVE:

Joseph DeRosa

1235 South Prairie, Unit #3404

Chicago, Illinois 60605

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

COLONY RESORTS LVH ACQUISITIONS, LLC

By:
Rodolfo E. Prieto
CEO and General Manager

EXECUTIVE

Joseph DeRosa